Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Providence Service Corporation:

We consent to the incorporation by reference in registration statement Nos. 333-166978, 333-151079, 333-112586, 333-117974, 333-127852, 333-135126, and 333-145843 on Form S-8 and registration statement No. 333-148092 on Form S-3 of The Providence Service Corporation (the Company) of our reports dated March 11, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Phoenix, Arizona

March 11, 2011